                                                Field Pursuant to Rule 424(6)(3)
                                                      Registration No. 333-24557

PROSPECTUS SUPPLEMENT DATED JUNE 12, 1998

(To Prospectus dated June 24, 1997, and the
Prospectus Supplements dated August 4, 1997,
August 20, 1997, October 1, 1997, November 26, 1997
December 17, 1997, January 29, 1998, March 5, 1998 and May 7, 1998)


                                  ADAPTEC, INC.


                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

                             -----------------------



        This Prospectus Supplement together, with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

                             SELLING SECURITYHOLDERS

        The table captioned "Selling Securityholders" commencing on page 52 of the Prospectus is hereby amended to reflect the following additions and changes.


                                                                                          NUMBER OF SHARES OF
                                                         PRINCIPAL AMOUNT OF NOTES     COMMON STOCK BENEFICIALLY
                                                            BENEFICIALLY OWNED            OWNED AND OFFERED
SELLING SECURITYHOLDER                                      AND OFFERED HEREBY               HEREBY (1)(2)
------------------------------------------------------   -------------------------     -------------------------
BZW Securities Limited (3)............................                   2,500,000                        48,393
Donaldson Lufkin & Jenrette Securities Corp. (3)......                     225,000                         4,355
Evergreen Income & Growth Fund........................                   3,000,000                        58,072
Robertson Stephens & Co., LLP (3).....................                   5,000,000                        96,787



(1)     Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3)     Represents additional Notes being registered.



                                        1